EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter referred to as this “Agreement” or the “Employment Agreement”) is made as of the 15th day of February 2012, between TRANS-LUX CORPORATION, a Delaware corporation (the “Company”), and JEAN-MARC ALLAIN (the “Employee”).

WHEREAS, the parties hereto wish to enter into an employment agreement to employ the Employee as the President and Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1.                  Employment Period.

The Company will employ the Employee, and the Employee will serve the Company, under the terms of this Agreement for an initial term of three (3) years (the “Initial Term”) commencing on February 15, 2012 (the “Effective Date”).  Upon the expiration of the Initial Term, Employee’s employment shall be automatically and continuously renewed for successive one (1) year terms (each a “Renewal Term”) unless at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, a written Notice of Termination is provided by either party to the other that Employee’s employment will not be renewed.  Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 5 below.  The period of time between the commencement and the termination of the Employee’s employment (including the expiration of this Agreement) hereunder shall be referred to herein as the “Employment Period.”

2.                  Duties and Status.

2.1.            Position. The Company hereby engages the Employee as its President and Chief Executive Officer (“CEO”) on the terms and conditions set forth in this Agreement.  In addition, during the Employment Period, the Company shall appoint or nominate for election, as applicable, the Employee as a director on the Company’s Board of Directors (the “Board”).  During the Employment Period, the Employee shall assume management responsibility and authority over all operating functions of the Company and, subject to the supervision of the Board, shall be responsible for: (i) management of the day-to-day operations of the Company in a manner consistent with the best interests of the Company; (ii) execution of agreements and contracts on behalf of the Company in accordance with the Company’s certificate of incorporation and by-laws; (iii) the administration of the business of the Company; and (iv) the exercise of such powers and the performance such duties as shall be consistent with the Employee’s position as CEO and as may from time to time be assigned and directed by the Board.  The Employee shall keep the Board informed of the affairs of the Company.  During the Employment Period, the Employee shall report directly to the Board.  The Employee agrees to devote substantially all of his business time, efforts and skills to the performance of his duties and responsibilities under this Agreement and render his services exclusively to the Company.

2.2.            Standard of Care. The Employee agrees to carry out his duties hereunder in a reasonable, diligent, prudent and professional manner consistent with his fiduciary duties as an officer of the Company.

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3.                  Compensation and Benefits.

3.1.            Salary. During the Employment Period, the Company shall pay to the Employee, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $275,000 per annum (the “Base Salary”), payable in accordance with the normal payroll practices of the Company.  The amount of the Base Salary shall be reviewed by the Board each year and may be increased but not decreased during the Employment Period; provided, however, that, if the Company had positive EBITDA for any calendar year during the Employment Period, then the Base Salary shall be increased by a minimum of six percent (6%) for the next calendar year.

3.2.            Annual Bonus. During the Employment Period, the Employee shall be paid an annual bonus (the “Annual Bonus”) in accordance with the following formula:

(i)         Five percent (5%) of the Company’s EBITDA of $1,000,000;

(ii)        Four percent (4%) of the Company’s EBITDA in excess of $1,000,000 but not to exceed $2,000,000 of EBITDA; and

(iii)       Three percent (3%) of the Company’s EBITDA in excess of $2,000,000 but not to exceed $3,000,000 of EBITDA.

The calculation of the Company’s EBITDA shall be determined by the independent public accountants regularly employed by the Company.  The Annual Bonus is expressly conditioned upon Employee’s active status as CEO on the date such Annual Bonus is payable, unless Section 6.1 applies.  The Annual Bonus shall be paid to the Employee no later than March 15th of the calendar year following the calendar year to which the Annual Bonus relates.

3.3.            Benefits.  During the Employment Period, the Employee shall be entitled to participate in all of the employee benefit plans of the Company in effect during the Employment Period which are generally available to employees of the Company, subject to and on a basis consistent with, the terms, conditions and overall administration of such plans.

3.4.            Vacation.  During the Employment Period, the Executive shall be entitled to twenty (20) days of paid vacation each year, to be granted in accordance with the Company’s vacation policy in effect from time to time.

3.5.            Key Person Insurance.  The Company, in its discretion, may obtain and maintain a “Key Man” insurance policy (the “Key Man Policy”) on the Employee with a death benefit payable upon the death of the Employee during the Employment Period to the Company.  If the Company elects to obtain and maintain such Key Man Policy, the Employee shall cooperate in all reasonable respects in order to effectuate such Key Man Policy and shall provide such consents as may be necessary to comply with Section 101(j) of the Internal Revenue Code of 1986, as amended (the “Code”).  Upon termination of the Employee’s employment with the Company for any reason whatsoever other than death, the Company will transfer ownership of any such Key Man Policy to the Employee or his designee, to the extent permissible by law, who will accept full responsibility for the payment of any premiums due following the Termination Date.

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3.6.            Business Expenses.  During the Employment Period, the Company shall promptly reimburse the Employee for all appropriately documented, reasonable out-of-pocket business expenses incurred by the Employee in the performance of his duties under this Agreement in accordance with Company policies.  Without limiting the foregoing, the Company shall reimburse the Employee for all costs of membership in New York City’s Core Club, including, without limitation, the initiation fee and the annual fees.

3.7.            Automobile Allowance.  During the Employment Period, the Employee shall, upon presentation of supporting documentation, receive one thousand five hundred dollars ($1,500) per month as an automobile allowance from which the Employee shall pay for all costs and expenses associated with driving an automobile, including, but not limited to, the lease or purchase by the Employee of an automobile, insurance, repairs, gas, and maintenance.

4.                  Equity Participation.

                        On the Effective Date, the Employee shall be granted warrants to purchase 2,000,000 shares of the Company’s common stock pursuant to an warrant agreement substantially in the form attached hereto as Exhibit A (collectively, the “Warrant Agreement”).  The Warrant Agreement shall provide that fifty percent (50%) of the warrants shall have an exercise price equal to $0.40 per share and the other fifty percent (50%) of the warrants shall have an exercise price equal to $0.60 per share.  The options shall be exercisable by the Employee at any time prior to the date that the warrants terminate in accordance with the terms of the Warrant Agreement.

5.                  Termination of Employment.

5.1.            Termination Without Cause.  The Company may terminate the Employee’s employment hereunder without Cause during the Employment Period in accordance with Section 8.

5.2.            Termination for Cause. The Company may terminate the Employee’s employment hereunder for Cause in accordance with Section 8. For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder if such termination shall be the result of:

(i)                 gross negligence or willful misconduct in connection with the Employee’s performance of material duties hereunder;

(ii)               a default in the performance of his material duties hereunder the willful failure or willful nonfeasance by the Employee to substantially perform his duties hereunder; provided that with respect to this clause (ii), the Company must first notify the Employee, in writing, stating with reasonable specificity, the grounds for Cause and, if curable, allow the Employee fifteen (15) days after the date of the Company’s notice to fully cure;

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(iii)             willful conduct in bad faith against the best interests of the Company or any of its affiliates, which conduct has a material and adverse impact to the Company or any of its affiliates;

(iv)             a conviction with respect to a charge of commission of a felony or a crime of moral turpitude (but specifically excluding DUI or DWI); or

(v)               the commission of a material act of embezzlement or conversion of funds of the Company or its affiliates.

5.3.            Good Reason The Employee may voluntarily terminate his employment hereunder for any reason, including Good Reason in accordance with Section 8.  For purposes of this Agreement, “Good Reason” shall mean:

(i)                 a material breach of this Agreement by the Company;

(ii)               a material adverse change to the Employee’s powers, authorities, and responsibilities without his consent;

(iii)             a Change in Control of the Company (as defined below); or

(iv)             the relocation of the Employee’s principal place of business outside the New York metropolitan area (which shall include Fairfield County) without his consent.

For purposes of this Agreement, a “Change in Control of the Company” shall be deemed to have occurred if and when: (a) the Company’s stockholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (b) the Company’s stockholders approve a plan of complete liquidation of the Company; (c) the individuals who as the date hereof constitute the members of the Board and any new directors whose election by the Board, or whose nomination for election by the Board, shall have been approved by a vote of at least a majority of the Board then in office who either were directors at such date or whose election or nomination for election shall have been so approved shall cease for any reason to constitute a majority of the Board; or (d) the Company consummates a sale or disposition of all or substantially all of the Company’s assets.

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5.4.            Termination Upon Death or Disability. The Employment Period shall be terminated by the death of the Employee.  The Employment Period may be terminated by the Company if, in the reasonable judgment of the Board, the Employee shall be rendered incapable of performing his duties to the Company by reason of any physical or mental impairment that can be expected to result in death or permanent impairment or that can be expected to last for a period of either (i) three (3) or more consecutive months from the first date of the Employee’s absence due to the disability; or (ii) nine (9) months during any twelve (12) month period (a “Disability”).  If the Employment Period is terminated by reason of Disability of the Employee, the Company shall give thirty (30) days’ advance written notice to that effect to the Employee.

6.                  Compensation Upon Termination.

In consideration of the benefits set forth herein and the Employee’s compliance with the confidentiality and non-solicitation provisions set forth in Section 7, below, upon termination of the Employee’s employment with the Company, the Employee shall only be entitled to the following compensation:

6.1.            Without Cause and for Good Reason. In the event the Employee’s employment by the Company is terminated during the Employment Period as a result of (a) the Employee’s termination by the Company without Cause, or (b) the Employee’s voluntary resignation for Good Reason, then neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive:

(i)                 any unpaid Base Salary, Annual Bonus and other benefits earned through the Termination Date;

(ii)               within 2-1/2 months after the Termination Date, a lump sum payment as severance pay (“Severance”) in exchange for a release of liability by Employee equal to the greater of: (x) one (1) year of Base Salary, or (y) the remaining Base Salary payable through the end of the Employment Period, as the case may be;

(iii)             full vesting on any and all restricted stock, stock options and any other equity compensation awards, to the extent such awards have not yet vested as of the Termination Date; and

(iv)             reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 hereof.

6.2.            Termination Due to Death.  In the event that the Employee’s employment with the Company is terminated on account of the Employee’s death, neither the Employee’s beneficiaries nor estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) any unpaid portion of the Base Salary, Annual Bonus and other benefits provided for in Section 3, earned through the Termination Date; (ii) full vesting on any and all restricted stock, stock options and any other equity compensation awards, to the extent such awards have not yet vested as of the Termination Date; and (iii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 above.

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6.3.            Termination Due to Disability.  In the event that the Employee’s employment with the Company is terminated on account of the Employee’s Disability, neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) any unpaid portion of the Base Salary, Annual Bonus and other benefits provided for in Section 3, earned through the Termination Date; (ii) full vesting on any and all restricted stock, stock options and any other equity compensation awards, to the extent such awards have not yet vested as of the Termination Date;  and (iii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 above.

6.4.            Other Termination Including For Cause or Resignation Without Good Reason.  In the event that the Employee’s employment with the Company is terminated during the Employment Period as a result of a voluntary resignation/termination by the Employee other than for Good Reason or by the Company for Cause, or if this Agreement expires by its terms, neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) any unpaid Base Salary, Annual Bonus and other benefits provided for in Section 3, earned through the Termination Date; and (ii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 hereof.  No termination under this provision shall limit the Company’s rights under this Agreement at law or in equity.

6.5.            Withholding of Taxes.  All payments required to be made by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

6.6.            Return of Records.  Upon any termination of employment, whether voluntary or involuntary, upon the expiration of the Employment Period, or upon the Company’s request at any time, the Employee shall immediately return to the Company all documents and other materials in any medium including but not limited to electronic, which relate in any way to the Company or its affiliates, including notebooks, correspondence, memos, drawings or diagrams, plans, records, physical files, computer files and databases, graphics and formulas, whether prepared by the Employee or by others and whether required by the Employee’s work or for his personal use, whether copies or originals, unless the Employee first obtains the Company’s written consent to keep such records.

7.                  Restrictive Covenants.

7.1.            Non-Disparagement.  During the Employment Period and at all times thereafter, neither the Company nor the Employee shall defame, disparage, make negative statements about or act in any manner that is intended to or does damage the goodwill, business or personal reputations of any of the Employee, on the one hand, and the Company and its affiliates, on the other, and their respective shareholders, members, partners, officers, directors, managers, and employees.  This Section 7.1 shall not prohibit the Company or the Employee from responding to any government or administrative inquiries or otherwise cooperating with any governmental, administrative or judicial investigations.

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7.2.            Confidentiality.  The Employee agrees that during his employment with the Company, the Employee will have access to confidential information and/or proprietary information about the Company and/or its clients, including, but not limited to, trade secrets, methods, models, passwords, login account information, access to computer files, financial information and records, forecasts, computer software programs, agreements and/or contracts between the Company and its respective clients, client contracts, prospective contracts, creative policies and ideas, public relations and public affairs campaigns, media materials, budgets, practices, concepts, strategies, methods of operation, technical and scientific information, discoveries, developments, formulas, specifications, know-how, design inventions, marketing and business strategies and financial or business projects, information about or received from clients and other companies with which the Company does business and information (personal, proprietary or otherwise) the Employee learned about any officer, director, shareholder of the Company or any affiliate.  The foregoing shall be collectively referred to as “Confidential Information.”  Such Confidential Information is not readily available to the public and accordingly, the Employee agrees that, except as may be required by applicable law, the Employee will not at any time, whether during his employment with the Company or thereafter, disclose to anyone, (other than in furtherance of the business of the Company) any Confidential Information, or utilize such Confidential Information for the Employee’s own benefit, or for the benefit of third parties.

7.3.            Non-Solicitation.  The Employee agrees that during the Employment Period and for a period of one (1) year following the Termination Date (as defined below), the Employee shall not, directly or indirectly, individually or acting as an employee, owner, partner, investor, officer, director, independent contractor, supplier, consultant, principal, agent or otherwise of any person:

(i)                 recruit, solicit or induce, or attempt to induce, any employee or consultant of the Company, or anyone who was an employee or consultant during the twelve (12) month period prior to the Termination Date, to terminate their employment with, or otherwise cease their relationship with, the Company or any of its affiliates, provided that this paragraph shall not apply in the case that any employee or consultant of the Company responded to a general advertisement or became affiliated with Employee through other means not within Employee’s control;

(ii)               solicit, divert or take away, or attempt to divert or to take away any of the  clients, customers or accounts, or creditors or suppliers, of the Company who have done business with the Company or its affiliates during the twenty-four (24) month period prior to the Termination Date.

7.4.            Enforcement.  The Employee acknowledges and agrees that the provisions of this Agreement, including Section 7, are reasonable and necessary for the successful operation of the Company. The Employee further acknowledges that if the Employee breaches any provision of this Agreement, including Section 7, the Company will suffer irreparable injury. It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, without posting any bond, if ordered by a court of competent jurisdiction. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. If any provision of this Agreement is determined by a court of competent jurisdiction to be not enforceable in the manner set forth herein, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law.

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8.                  Method of Termination.

8.1.            Notice of Termination.   Employee and the Company shall deliver a Notice of Termination if either wishes to effect a termination of Employee’s employment.  For purposes of this Agreement, a “Notice of Termination” means a written notice that indicates the specific termination provision in this Agreement, if any, relied upon and shall set forth a brief description of the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.  Any termination by the Company or by Employee of Employee’s employment shall be communicated by written Notice of Termination to the other.  For purposes of this Agreement, no termination of employment shall be effective without such Notice of Termination.

8.2.            Termination Date.   For purposes of this Agreement, “Termination Date” means in the case of Employee’s death, his date of death, or in all other cases, the date specified in the Notice of Termination, subject to the following:

(i)                 If Employee’s employment is terminated by the Company for Cause, or without Cause, the date of the Notice of Termination;

(ii)               If Employee’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination which shall be no earlier than the date Employee is determined to be Disabled as defined in Section 6.3;

(iii)             If Employee’s employment is terminated by Employee with or without Good Reason, the date specified in the Notice of Termination, which shall be thirty (30) days from the date the Notice of Termination is given to the Company; provided, however, that the Company may waive such thirty (30) days’ notice and deem such termination by Employee effective immediately;

(iv)             If Employee’s employment is terminated pursuant to non-renewal as set forth in Section 1, the Termination Date shall be the last day of the applicable term during the Employment Period, and other than the specified ninety (90) day advance notification set forth in Section 1, no further notice shall be required.

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9.                  Tax Considerations.

                        The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith.  Each payment made to Employee pursuant to Section 6 shall be treated as a separate payment for purposes of Section 409A.  Notwithstanding any provision to the contrary in this Agreement, to the extent that the Employee is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit will not be made or provided prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s “separation from service” (as such term is defined under Section 409A, or (B) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

10.              Representations.

Employee represents and warrants that the Employee is not subject to a contract or restrictive covenant that would preclude the Employee from performing under this Agreement as of the Effective Date.

11.              Indemnification.

                        The Company shall indemnify and hold harmless the Employee against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case, by reason of or relating to his being or having been an employee, officer, or director of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law.  Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such settlements are agreed to in advance in writing by the Company.  The foregoing indemnification obligation is independent of any similar obligation provided by the Company’s certificate of incorporation or by-laws, and shall apply with respect to any matters attributable to periods prior to the Effective Date, and to matters attributable to his employment under this Agreement, without regard to when asserted.

12.              Legal Fees.

                        Subject to the submission of supporting documentation, the Company shall reimburse the Employee for reasonable legal fees incurred in connection with the negotiation of this Agreement.

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13.              Notices.

All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, addressed as follows:

If to the Company:     Trans-Lux Corporation

                                 26 Pearl Street

                                 Norwalk, CT 06850

                                 Attn:  Chairman of the Board

                                 with a cc to: Corporate Counsel

If to Employee:          Jean-Marc Allain

                                 At the address maintained from time to time in the Company’s files.

Each party may change its address by written notice in accordance with this Section 13.

14.              Governing Law.

This Agreement shall be construed and enforced under and in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

15.              Successors and Assigns.

At Company’s sole and absolute discretion, this Agreement may be binding upon Company’s successors and assigns and Company may require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such succession or assignment had taken place.  The term “Company” as used herein includes such successors and assigns.  The term “successors and assigns” as used herein means any person or entity that acquires all or substantially all of Company’s assets and business (including this Agreement) whether by operation of law or otherwise.  This Agreement, with respect to Employee, is for personal services, and is therefore not assignable.

16.              Severability.

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

17.              Entire Agreement.

This Agreement and its exhibits constitute the entire agreement by the Company and the Employee with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

TRANS-LUX CORPORATION

                               By:  /s/ George Schiele

Name:  George Schiele

                        Title:    Chairman of the Board of Directors

                                 /s/  Jean-Marc Allain
Jean-Marc Allain

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